Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Six Months Ended October 23,		Fiscal Year
	2010		2010	2009	2008	2007	2006
Earnings
(Loss)/income before income taxes -
Continuing operations	$(357,838)		$44,231	$45,100	$62,855	$54,967	$27,014
Discontinued operations	—		—	—	(10,230)	(34,438)	(29,572)

Subtotal	(357,838)		44,231	45,100	52,625	20,529	(2,558)
Plus:
Fixed charges	16,085		33,258	33,251	34,408	32,357	22,776
Amortization of capitalized interest	73		146	104	72	36	49
Less interest capitalized during period	—		(180)	(70)	(272)	(336)	—

	$(341,680)		$77,455	$78,385	$86,833	$52,586	$20,267

Fixed Charges
Interest (expensed or capitalized)	$13,705		$27,773	$28,174	$29,243	$27,875	$21,766
Estimated portion of rent expense representative of interest	1,282		2,872	3,117	3,206	3,117	3,511
Amortization of deferred financing fees	1,098		2,613	1,960	1,959	1,365	1,314

	$16,085		$33,258	$33,251	$34,408	$32,357	$26,591

Ratio of earnings to fixed charges	(21.2	)(1)	2.3	2.4	2.5	1.6	0.8 (2)

(1)	Earnings for the six months ended October 23, 2010 were inadequate to cover fixed charges. The coverage deficiency was $357,000.
(2)	Earnings for the fiscal year ended April 29, 2006 were inadequate to cover fixed charges. The coverage deficiency was $6,324.

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